EXHIBIT 10.6.1
FIRST AMENDMENT TO EMPLOYMENT, CONFIDENTIALITY AND
NONCOMPETE AGREEMENT
     This First Amendment (the “Amendment”) to the Employment, Confidentiality and Non-compete Agreement dated the 7th day of March, 2004 (the “Agreement”) is made effective as of February 24, 2006, between BUILD-A-BEAR WORKSHOP, INC. (“Company”) and TINA KLOCKE (“Employee” or “Ms. Klocke”).
Recital
     Company and Employee previously entered into the Agreement whereby Company hired Employee to provide various services to Company under the title of Chief Financial Bear, Treasurer and Secretary. Company and Employee now mutually desire to amend the Agreement pursuant to the terms of this Amendment.
     NOW, THEREFORE, in consideration of the premises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	Section 3(b) of the Agreement is hereby amended as follows:
Bonus. Should Company exceed its sales, profits and other objectives for any fiscal year, Employee shall be eligible to receive a bonus for such fiscal year in the amount as determined by the Compensation Committee of the Board of Directors; provided however the potential bonus opportunity for Employee in any given fiscal year will be set by the Compensation Committee such that, if the Company exceeds its objectives, the Company will pay Employee in cash an amount no less than thirty five percent (35%) of the Employee’s base salary for such fiscal year. Employee may be entitled to additional bonus opportunities payable in stock or stock options or combination thereof, all as determined by the Compensation Committee. Unless a different payout schedule is applicable for all executive employees of the Company, any such cash bonus payment will be payable in a single, lump sum payment. In the event of termination of this Agreement because of Employee’s death or disability (as defined by Section 4.1(a)), termination by the Company without Cause pursuant to Section 4.1(c) or pursuant to Employee’s right to terminate this Agreement for Good Reason under Section 4.1(d), the bonus criteria shall not change and any bonus shall be pro-rated based on the number of full calendar weeks during the applicable fiscal year during which Employee was employed hereunder.
Such bonus, if any, shall be payable after Company’s accountants have finally determined the sales and profits and have issued their audit report with respect thereto for the applicable fiscal year, which determination shall be binding on the parties. Any such bonus shall be paid within seventy-five (75) days after the end of each calendar year regardless of Employee’s employment status at the time

EXHIBIT 10.6.1
payment is due. If timely payment is not made, the Company shall indemnify the Employee against any additional tax liability that the Employee may incur proximately as a result of the payment being made after the seventy-five day period.
2.	Section 3(f) of the Agreement is hereby amended as follows:
Other. Employee shall be eligible for such other perquisites as may from time to time be awarded to Employee by Company payable at such times and in such amounts as Company, in its sole discretion, may determine. All such compensation shall be subject to customary withholding taxes and other employment taxes as required with respect thereto. Employee shall also qualify for all rights and benefits for which Employee may be eligible under any benefit plans including group life, medical, health, dental and/or disability insurance or other benefits (“Welfare Benefits”) which are provided for employees generally at her then current location of employment. Employee may, in her sole discretion, decline any perquisite, proposed annual salary increase, or bonus payment.
3.	Section 4 of the Agreement is hereby amended as follows:
4. Termination of Employment.
4.1 Termination Events. Prior to the expiration of the Employment Period, this Agreement and Employee’s employment may be terminated as follows:
     (a) Upon Employee’s death;
     (b) By the Company, upon thirty (30) day’s prior written notice to Employee in the event Employee, by reason of permanent physical or mental disability (which shall be determined by a physician selected by Company or its insurers and acceptable to Employee or Employee’s legal representative (such agreement as to acceptability not to be withheld unreasonably)), shall be unable to perform the essential functions of her position, with or without reasonable accommodation, for six (6) consecutive months; provided, however, Employee shall not be terminated due to permanent physical or mental disability unless or until said disability also entitles Employee to benefits under such disability insurance policy as is provided to Employee by Company.
     (c) By the Company with or without Cause. For the purposes of this Agreement, “Cause” shall mean: (i) Employee’s engagement in any conduct which, in Company’s reasonable determination, constitutes gross misconduct, or is illegal, unethical or improper provided such conduct brings detrimental notoriety or material harm to Company; (ii) gross negligence or willful misconduct; (iii) conviction of fraud or theft; (v) a material breach of a material provision of this Agreement by Employee, or (v) failure of Employee to follow a written directive of the Chief Executive Bear or the Board of Directors within

EXHIBIT 10.6.1
thirty (30) days after receiving such notice, provided that such directive is reasonable in scope or is otherwise within the Chief Executive Bear’s or the Board’s reasonable business judgment, and is reasonably within Employee’s control; provided Employee does not cure said conduct or breach (to the extent curable) within 30 days after the Chief Executive Bear or the Board of Directors provides Employee with written notice of said conduct or breach. In the event of termination for cause, the Employee will afforded an opportunity prior to the actual date of termination to discuss the matter with the Company.
     (d) By the Employee with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean (i) a material breach of a material provision of this Agreement by Company, or (ii) relocating Employee to a location more than 100 miles from St. Louis without the express written consent of the Employee; provided Company does not cure said breach within thirty (30) days after Employee provides the Board of Directors with written notice of the breach.
4.2	Impact of Termination.
     (a) Survival of Covenants. Upon termination of this Agreement, all rights and obligations of the parties hereunder shall cease, except termination of employment pursuant to Section 4 or otherwise shall not terminate or otherwise affect the rights and obligations of the parties pursuant to Sections 5 through 13 hereof.
     (b) Severance. In the event during the Employment Period (i) the Company terminates Employee’s employment without cause pursuant to Section 4.1 (c) or (ii) the Employee terminates her employment for Good Reason pursuant to Section 4.1(d), the Company shall continue her base salary for a period of twelve (12) months from termination, such payments to be reduced by the amount of any cash compensation from a subsequent employer during such period. The Company shall also continue Employee’s Welfare Benefits for such period to the extent permitted by the Company’s Welfare Benefit Plans. Employee shall accept these payments in full discharge of all obligations of any kind which Company has to her except obligations, if any, (i) for post-employment benefits expressly provided under this Agreement and/or at law, (ii) to repurchase any capital stock of Company owned by Employee; or (iii) for indemnification under separate agreement by virtue of Employee’s status as a director/officer of the Company. Employee shall also be eligible to receive a bonus with respect to the year of termination as provided in Section 3(c).
4.	Except to the extent expressly provided herein, the Agreement remains in full force and effect, in accordance with its terms.

EXHIBIT 10.6.1
     IN WITNESS WHEREOF, the parties have executed this First Amendment effective as of the date indicated above.

TINA KLOCKE		BUILD-A-BEAR WORKSHOP, INC.

By:	/s/ Tina Klocke	By:	/s/ Maxine Clark

	Tina Klocke		Maxine Clark
Chief Executive Bear

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